Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 26, 2017, in the Registration Statement and related Prospectus of Central Puerto S.A. for the registration of shares of its common stock.

By:	/S/ PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
Member of Ernst & Young Global

Buenos Aires,

January 9, 2018